Exhibit 99.2

Digital Transformation Opportunities Corp. Announces Closing of Upsized $333.5 Million Initial Public Offering

Bellevue, Washington, March 12, 2021 — Digital Transformation Opportunities Corp. (the “Company”) today announced the closing of its upsized initial public offering of 33,350,000 units at a price of $10.00 per unit, including 3,350,000 units issued pursuant to the underwriter’s exercise of its over-allotment option. The units began trading on the Nasdaq Capital Market under the ticker symbol “DTOCU” on March 10, 2021. Each unit consists of one share of the Company’s Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the Nasdaq Capital Market under the symbols “DTOC” and “DTOCW,” respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on businesses in the healthcare industry, with a particular focus on healthcare technology and adjacent verticals.

The Company is led by Chief Executive Officer and Chairman Kevin Nazemi, who co-founded Oscar Health and served as its Co-Chief Executive Officer and co-founded Renew Health and served as its Chief Executive Officer. He concurrently serves as a director of Premera Blue Cross. Kyle Francis, former Chief Executive Officer and Chief Financial Officer of Southern California Reproductive Center, will be the Chief Financial Officer of the Company. The team also includes independent directors Bradley Fluegel, former Chief Strategy Officer of Walgreens and Anthem, Jim Moffatt, former Global Chief Executive Officer of Deloitte Consulting, and Heather Zynczak, former Chief Marketing Officer of Pluralsight, Inc. and Domo, Inc.

Barclays Capital Inc. served as sole book-running manager for the offering.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (888) 603-5847, email: barclaysprospectus@broadridge.com.

A registration statement relating to the securities became effective on March 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Julie Halpin

press@dtocorp.com